Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-278284) and on Form S-8 (Nos. 333-213158, 333-231525, 333-239257, 333-264934, 333-276390, 333-279837, 333-287349, 333-180769) of our report dated February 27, 2026 relating to the financial statements of Forum Energy Technologies, Inc. and subsidiaries (“the Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Houston, Texas
February 27, 2026